EXHIBIT 10.53

PROMISSORY NOTE

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                                 PROMISSORY NOTE


$1,750,000.00                                                 November 12, 1999


     FOR VALUE RECEIVED, the undersigned, WHITEFORD FOOD PRODUCTS, INC., a Minnesota corporation (the "Corporation"), hereby promises to pay to WHITEFORD FOODS VENTURE, L. P., a Texas limited partnership, (herein sometimes called "Payee" and together with its successors and assigns, including each and every from time to time owner and holder of this Note, called "Holder"), the principal sum of One Million Seven Hundred Fifty Thousand and No/100 ($1,750,000.00) Dollars, together with interest upon the balance of principal remaining from time to time unpaid at a rate of nine and one-half (9 1/ 2 %) percent per annum, payable interest only without demand on the 15th day of December, 2001 and on the 15th day of each and every month thereafter until June 30,2007, at which time the remaining balance of principal and accrued but unpaid interest shall be due and payable without demand.

     Additional annual payments of principal shall be paid for each calendar year pursuant to the Mandatory Prepayment Obligation explained on Exhibit "A" attached hereto, the provisions of which are hereby incorporated by reference.

     Payments upon the Note shall be made in lawful money of the United States at such place as the Holder of this Note may, from time to time in writing appoint, provided that in the absence of such appointment, all payments hereon shall be made to Wbiteford Foods Venture, L. P., c/o Kevin T. Gannon, chairman, G/W Foods, Inc., 1129 Broad Street, Shrewsbury, N.J. 07702. This Note is issued pursuant to the Purchase Agreement concerning the sale of certain assets by Whiteford Foods Venture, L. P. as Seller and Whiteford Food Products, Inc. and Trico Whiteford, L.L.C., Purchasers dated as of the day of 16 November, 2001 (hereinafter "Agreement"), and is secured by a Security Agreement and Mortgage, all as further described in the Agreement, which documents, including the Agreement, are hereinafter sometimes generally referred to as the "Documents". Reference is made to the Documents (which are hereby incorporated herein by reference as fully and with the same effect as if set forth herein at length)for a description of the secured property, a statements of the covenants and agreements thereunder, a statement of the rights, remedies and securities afforded thereby and all other matters therein contained.

     The amount of principal reflected by this Note is subject to decrease under a post-closing adjustment and offsets as described in the Agreement.

     The privilege is reserved to prepay the principal amount hereof in part or in full, at any time without penalty. Any such prepayment shall be applied to payment of accrued interest and the principal then outstanding in such order of application as the Holder may elect. Voluntary (as opposed to mandatory) prepayment of principal of this Note shall entitle the Corporation to a five (5%)percent discount on the amount of prepayment (example: a prepayment credit for $100,000.00 of principal shall be credited for a prepayment of $95,000.00). No such credit shall be available on or tier June 30, 2005, or if prepayment occurs because of acceleration of indebtedness due hereunder.

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     In the event of default in the payment of any installment of interest or full payment of principal hereon, or in the event of default by the Corporation of any other covenant, agreement or undertaking in the Agreement or the Documents, and the continuance of such default for a period of fifteen (15) days after Payee or Holder has given written notice of such default to the Corporation, and if any such default shall be continuing, the Holder may, notwithstanding anything herein to the contrary, by notice in writing given to the Corporation declare the principal sum remaining unpaid hereon, with interest thereon, to be and become at once due and payable, all without further notice or demand.

     As to this Note, the undersigned and all endorsers and guarantors severally waive presentment, protest and demand, notice of protest, demand and dishonor and nonpayment of this Note, and expressly agree that, without any notice, the Holder may from time to time extend, renew or otherwise modify the maturity of this Note, the date or dates or amount or amounts of payment above recited, and that in any such case, the undersigned or said endorsers or guarantors shall continue to be liable to pay the unpaid balance of the indebtedness evidenced hereby as so extended, renewed or modified; and further agree to pay all costs of collection and enforcement, including reasonable attorney's fees and legal expenses, in case any payment shall not be made at maturity or in case of any other default.

     If a law, which applies to this Note and which sets maximum loan charges, is finally interpreted so that the interest or other loan charges collected or to be collected in connection with this Note exceed the permitted limits, then:
(i) any such loan charge shall be reduced by the amount necessary to reduce the charge to the permitted limit; and (ii) any sums already collected which exceeded permitted limits will be refunded. The Note Holder may choose to make this refund by reducing the principal owed under this Note or by making a direct payment. If a refund reduces principal, the reduction will be treated as a partial prepayment.

The remedies of Holder, as provided herein and in the Documents shall be cumulative and concurrent and may be pursued singly, successively or together, at the sole discretion of Holder, and may be exercised as often as occasion therefor, shall occur, and the failure to exercise any such right or remedy shall in no event be construed as a waiver or release thereof.

Holder shall not be deemed, by any act or omission or commission, to have waived any of its rights or remedies hereunder unless such waiver is in writing and signed by Holder and then only to the extent specifically set forth in the writing. A waiver with reference to one event shall not be construed as continuing or as a bar to or waiver of any right or remedy as to a subsequent event.

This Note is to be governed by and construed according to the laws of the State of Ohio.

     This Note is subject to the terms and provisions of that certain Subordination Agreement (Debt and Security)by and among Whiteford Foods Venture,
L. P., Rochester Meat Company, Trico of Rochester, LLC, Whiteford Food Products, Inc., Trico Whiteford, LLC, Neal Karels, James R. Hanson, Wayne D. Courtney and
U. S. Bank National Association dated November__, 2001, a copy of which is attached hereto as Exhibit "A".

     During the term of this Note, prior to any sale or exchange of the Note by Payee to any party

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other than an affiliate, Payee shall notify the Corporation of an offer to purchase or exchange the Note in writing which notification shall detail all terms and conditions of the offer. Within fourteen (14) days of receiving said offer, the Corporation may elect, at Corporation's option, to purchase on the same terms and conditions contained in the offer. If the Corporation does not elect to purchase upon said terms, Payee may sell or exchange upon the terms of said offer and the Corporation's rights of first refusal shall immediately expire and terminate respecting the Note (and shall not apply to the new owner or holder). In the event Payee does not complete said sale or transfer within sixty (60) days from the date Payee first gave the Corporation notice of said offer, said transaction shall be deemed to be a new offer entitling the Corporation to notice from Payee and all rights of first refusal granted the Corporation by this paragraph shall once again apply.

     IN WITNESS WHEREOF, Whiteford Food Products, Inc. has caused this instrument to be duly executed all on and as of the day and year first above set forth.

                                                  WHITEFORD FOOD PRODUCTS, INC.

                                                  By  /s/ James R. Hanson
                                                      --------------------
                                                  Its President
                                                      -------------





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Exhibit "A" to that certain Promissory Note given by Whiteford Food Products,
Inc. dated November 12, 2001 in the original principal amount of $1,750,000.00.


                                   EXHIBIT "A"


                         MANDATORY PREPAYMENT OBLIGATION

The Corporation shall have an obligation to make Mandatory Prepayments of principal ("Mandatory Prepayment Obligation"). The Mandatory Prepayment Obligation of principal due under the Promissory Note will be made only if the Fixed Charge Coverage Ratio exceeds 1.5 for the Corporation's fiscal year, calculated on a combined basis for Corporation and Trico Whiteford, LLC. The Fixed Charge Coverage ratio is defined as the ratio of: (a)EBITDA minus taxes paid in cash minus dividends and distributions paid in cash during the period minus unfinanced capital expenditures to (b)the sum of interest expense and all required payments with respect to interest bearing indebtedness including payments with respect to capital lease obligations.

Additionally, no Mandatory Prepayment Obligation shall be paid unless:

     i. Tangible Net Worth as of the end of the fiscal year and as defined in the Loan Agreement with U. S. Bark dated November 12, 2001 (" Loan Agreement") exceeds $4,200,000.00;

     ii. Tangible Net Working Capital as of the end of the fiscal year exceeds $1,000, 000.00. Tangible Net Working Capital is defined as current assets excluding any current general intangibles as defined in the Loan Agreement less current liabilities exclusive of the current portion of long term debt;

     111. The liabilities to Tangible Net Worth ratio as of the end of the fiscal year and as defined in the Loan Agreement, does not exceed 2.0.

The Mandatory Prepayment Obligation shall be an amount equal to twenty-five (25%)percent of the following difference:

     i. EBITDA for the Corporation and Trico Whiteford as a combined company for the fiscal year end divided by 1.4, less taxes attributable to the fiscal year's taxable income assuming a 45% rate, less

     ii. The sum of interest expense and all required payments with respect to interest bearing indebtedness including payments with respect to capital lease obligations.

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An amount equal to the Mandatory Prepayment Obligation will also be paid as a dividend to Corporation's shareholder as long as the dividend is then used by shareholder to fund an identical Mandatory Prepayment Obligation on subordinated debt held by Rochester Meat Company.

Notwithstanding the foregoing, a minimum Mandatory Prepayment Obligation exists which is equal to fifty (50%)percent of any dividends paid by the Corporation other than dividends paid to provide cash for the payment of shareholder income taxes attributable to the taxable income of Corporation and Trico of Whiteford, LLC, combined. An equal amount shall be paid as a dividend to Corporation's shareholder as long as the dividend is then used by shareholder to fund an identical Mandatory Prepayment Obligation on subordinated debt held by Rochester Meat Company.

Notwithstanding the foregoing, no Mandatory Prepayment Obligation shall be made during such time that the Corporation is in non-compliance (determined as of December 31 of the year preceding the payment of the Mandatory Prepayment Obligation) with the following covenants contained in the Loan Agreement: (i) Fixed Charge Coverage Ratio, (ii) Liabilities to Tangible Net Worth ratio and
(iii) Cash Flow Leverage Ratio.

EXAMPLE: For illustrative purposes only, assume that EBITDA on December 3 1, 2002 is $4,606,000.00 and scheduled payments for principal and interest for the Corporation for the year 2002 is $2,210,000.00. Assume that all other requirements allowing for Mandatory Prepayment Obligation have been met. Assume taxable income for the year amounted to the sum of $800,000.00 and related taxes amounted to the sum of $360,000.00. Assume further, no dividends, other than tax reimbursement dividends were paid. The Mandatory Prepayment Obligation would be an amount equal to $180,000.00. which consists of twenty-five (25%)of the difference between $2,575,000.00 ($4,606,000.00 divided by 1.4)less $360,000.00
(taxes)less the payments of $2,210,000.00, for a difference of $720,000.00. Twenty-five (25%) percent times $720,000.00 equals $180,000.00. An identical payment of %180,000.00 shall be paid to JNR Holding Company.

If a Mandatory Prepayment Obligation is to be paid, it shall be paid on or before June 30 following each calendar year this Promissory Note remains outstanding. The first Mandatory Prepayment Obligation shall be due and payable on or before June 30,2003 for the 2002 calendar year.

All defined terms herein shall have the meanings assigned to them under the Loan Agreement.


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